Exhibit 99.1
Callon Petroleum Company Announces Retirement of Board Chair
Houston, TX (Feb. 13, 2023) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) ") today announced L. Richard Flury’s intention to retire from the Board of Directors following the 2023 Annual Meeting of Shareholders (“Annual Meeting”).
“With guidance from Richard’s deep experience in the energy industry, Callon has built a high-quality asset base of more than 200,000 gross acres in the leading oil plays in the Permian Basin and Eagle Ford Shale that has allowed us to profitably grow our production throughout his tenure,” commented Callon President and Chief Executive Officer Joe Gatto. “Richard’s leadership supported Callon through transformational acquisitions that have positioned the Company to execute our “Life of Field” Co-Development model on a deep inventory of high-return projects while preserving balance sheet strength. In addition, his focus on good governance has resulted in a strong and diverse Board that will continue to pursue sustainable value for all stakeholders. We are deeply appreciative of Richard’s enduring contributions to the Company and wish he, Liz and their family all the best.”
Mr. Flury has served as director of the Company for nineteen years and as Board Chair since 2017. Prior to joining the Board, he spent a 30-year career with BP plc and predecessor entities in roles of increasing responsibility including as Chief Executive for Gas, Power and Renewables. Mr. Flury’s previous board service includes McDermott International, Chicago Bridge and Iron Company where he served as board chair, and QEP Resources, Inc.
“It has been a great honor to serve Callon during a period of extraordinary growth and change for our Company and our industry. I am confident that now is the right time to transition the role of Chair as Callon is well positioned with a strong board and management team to continue pursuing strategies to drive shareholder value,” commented Mr. Flury.
In preparation for Mr. Flury’s forthcoming retirement, the Board has named independent director Matthew R. Bob as Chair-elect and expects to appoint him as Chair immediately following the upcoming Annual Meeting. Mr. Bob has served on the Callon Board since 2014 and is currently Chair of the Compensation Committee. He recently retired as President of Eagle Oil & Gas Co., an independent oil and gas company with operations in Texas. A registered geoscientist, he is also the founder and managing member of MB Exploration, LLC. Mr. Bob previously served as a director of Southcross Energy Partners, a natural gas processing and transportation company in South Texas, prior to its acquisition by Targa Resources Corp.
Pursuant to the Company’s mandatory retirement policy, director James M. Trimble will also retire from the Board at the upcoming Annual Meeting after nine years of distinguished service. Mr. Flury and Mr. Trimble’s retirements are a continuation of Callon’s planned Board refreshment and commitment to good governance.
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Contact Information
Kevin Smith
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200
SOURCE Callon Petroleum Company